Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

July 8, 2026

Alison L Hannah, MD
[*]
Re: Employment Terms

Dear Alison,

Rigel Pharmaceuticals, Inc. (the Company) is pleased to offer you the position of Executive Vice President, Chief Medical Officer on the terms set forth in this letter.

This is a full-time, exempt position reporting to Raul Rodriguez, President, Chief Executive Officer. You will be responsible for all duties customarily associated with this position and such duties as may be assigned to you by the Company from time to time. You will be classified as a Headquarters Employee and will work from our Headquarters facility in South San Francisco, California. Hybrid work from your primary residential location may be permitted at the Company’s discretion. Business travel may be required. Of course, the Company may change your position, duties and work location from time to time, as it deems necessary.

If you accept this offer (the “Agreement”), your annual salary will be $536,000, less all required withholdings and any voluntary payroll deductions, your salary will be reviewed periodically. In addition, as a participant in Rigel’s annual Cash Incentive Plan (CIP), you will be eligible for an annual target bonus of 50% of your eligible wages earned within the fiscal year. The annual bonus is based upon the achievement of your individual and the Company’s goals, each as determined in the sole discretion of the Company, as well as such other criteria as may be determined by the Company.

Additionally, the Company has an Amended and Restated Severance Plan of 8/10/2023, available on request, which will entitle you to severance benefits in certain situations.

You will be eligible for the Company’s standard benefits, available to similarly situated employees, including medical insurance, vacation, sick leave, and holidays, subject to the terms and conditions of such plans. Details about these benefits are included for your review. The Company may modify compensation and benefits from time to time, as it deems necessary.

Subject to the approval of Rigel’s Board of Directors, the Compensation Committee, or its designee, and following commencement of your employment, you will be granted an equity award covering a total of 36,600 shares of the Company’s common stock.

The award will be comprised of two components: (1) two-thirds of the award will be granted in the form of time-based Restricted Stock Units (“RSUs”), which will vest over four years, with 25% vesting on each anniversary of your employment start date, subject to your continued employment through each applicable vesting date; and (2) one-third of the award will be granted in the form of performance-based Restricted Stock Units or Performance Stock Units (“PSUs”).

The PSU portion of the award will be divided into two equal tranches, with one tranche eligible to vest upon [*], and one tranche eligible to vest upon [*].

The number of RSUs and PSUs, the applicable vesting terms, the performance goals, and the determination of whether the applicable performance milestones have been achieved will be approved by the Compensation Committee or its designee and will be subject to the terms of the Company’s applicable equity plan and award agreements.

Within 30 days of your date of hire, you will receive an advance of a sign-on bonus, prior to its being earned, in the amount of $50,000 less all required withholdings. You will earn the sign-on bonus if you remain continuously employed with the Company through the one-year anniversary of your start date. Should you voluntarily terminate employment less than 12 months from your date of hire, you agree to repay, in full, the sign-on bonus amount of $50,000.

To assist with your relocation to San Francisco, the Company will reimburse you for reasonable relocation-related expenses, including temporary lodging in San Francisco and travel to and from South San Francisco, in accordance with the Company’s travel and expense reimbursement policies. Eligible reimbursable expenses will be capped at $5,000 to $6,000 per month for up to six (6) months, commencing on your employment start date.

This relocation reimbursement arrangement is temporary in nature, will conclude after six (6) months, and is separate from your salary, bonus opportunity, equity awards, and other employee benefits. Reimbursements will be processed through the Company’s standard expense reimbursement process and are subject to applicable Company policy and tax requirements.

This offer is contingent upon Rigel receiving successful results from a background check conducted on you by our third-party vendor.

As a Rigel employee, you will be required to sign and comply with the Company Proprietary Information and Inventions Agreement, attached hereto as Exhibit 1, which prohibits unauthorized use or disclosure of Company proprietary information.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by you and a Company officer.

You agree that, for one (1) year following the termination of your employment with the Company, you will not personally initiate or participate in the solicitation of any employee of the Company or any of its affiliates to terminate his or her relationship with the Company or any of its affiliates in order to become an employee for any other person or business entity.

To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims) arising from or regarding your employment or the termination thereof, or the interpretation, performance, enforcement or breach of this Agreement shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by confidential, final and binding arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/) and conducted in San Francisco, California. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This Agreement, including Exhibit 1, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized representative of the Company (except with respect to terms reserved to the Company’s discretion). This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of California and shall be deemed drafted by both parties.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Your start date at Rigel will be Wednesday July 1, 2026. Please sign this offer letter, the Agreement and Exhibit 1 by Tuesday, June 30, 2026.

We look forward to a productive and enjoyable work relationship.

Sincerely,

HR Team

Accepted:

/s/ Alison L. Hannah, MD
Alison L. Hannah, MD